Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	November 9, 2007

Aleris Reports Third Quarter Results

BEACHWOOD, Ohio – November 9, 2007 – Aleris International, Inc. today reported results for the third quarter ended September 30, 2007.

Summary

•

Revenues for third quarter 2007 were $1.7 billion, compared with $1.4 billion in third quarter 2006, a 19% increase, driven primarily by the 2006 acquisition of the downstream aluminum business of Corus Group plc (“Corus Aluminum”) and the 2007 acquisitions of Wabash Alloys L.L.C. (“Wabash Alloys”) and EKCO Products.

•	EBITDA, excluding special items, for third quarter 2007 was $127.5 million compared with $123.0 million for the comparable period last year.

•

The Company generated free cash flow of $102.4 million in the third quarter 2007 compared with $87.1 million in the comparable period of 2006 and $277.5 million in the first nine months of 2007 compared with $163.6 million in the prior year-to-date period.

•	Progress continued on the Company’s strategic growth initiatives as the acquisitions of Wabash Alloys and Alumox Holding AS were completed in September 2007.

•	Productivity and synergy savings of $32.0 million were achieved in the third quarter 2007 and total $88.0 million year-to-date.

•	Year-to-date, revenues were $4.9 billion compared with $3.3 billion last year, while EBITDA, excluding special items, increased 15% to $349.8 million from $304.1 million.

•

Pro forma EBITDA, excluding special items, and including the acquisitions of Wabash Alloys and EKCO Products as if they had occurred on October 1, 2006 and synergies as permitted by the Company’s Term Loan Agreement, for the last 12 months (“Pro Forma Adjusted EBITDA”) was $527.8 million. Net debt was $2.8 billion at quarter end. Net debt to Pro Forma Adjusted EBITDA, was 5.2x. Pro Forma Adjusted EBITDA does not include approximately $19.0 million of expected synergies as our Term Loan Agreement limits expected synergies to $40.0 million.

•	European industrial activity remains strong while demand from the North American building & construction and transportation end-uses is expected to remain soft for the rest of 2007.

Aleris International, Inc.

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(Successor) (1)	(Predecessor) (1)	(Successor) (1)	(Predecessor) (1)
	(unaudited)
	(Dollars and pounds in millions)
Shipments (pounds):
Global rolled and extruded products	596.0	505.4	1,727.7	1,070.9
Global recycling	820.8	776.0	2,433.8	2,321.0
Global zinc	86.9	98.9	263.5	314.9
Revenue	$1,664.3	$1,395.0	$4,879.5	$3,255.4
Net income (loss)	3.5	(24.2)	(14.7)	59.4
EBITDA, excluding special items(2)	127.5	123.0	349.8	304.1
Cash flows provided by operating activities	94.4	84.2	195.0	150.8
Free cash flow(2)	102.4	87.1	277.5	163.6

(1)	This press release refers to the periods subsequent to the acquisition of the Company by TPG as the “Successor Periods” while the periods prior to the acquisition by TPG are referred to as the “Predecessor Periods.”

(2)	This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA, EBITDA, excluding special items, and free cash flow. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts.

“EBITDA,” as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA, excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, mark-to-market SFAS No. 133 unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, and sponsor management fees. “Free cash flow,” as used in this press release, is defined as EBITDA, excluding special items, less or plus changes in accounts receivable, inventory and accounts payable and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA, EBITDA, excluding special items, and free cash flow as performance metrics and believes these measures provide additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA, excluding special items, is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s senior secured asset-based revolving credit facility uses EBITDA with additional adjustments to measure its compliance with certain covenants.

Third Quarter 2007 Operating Results

Aleris reported third quarter 2007 revenues of $1.7 billion, segment income of $54.3 million, and net income of $3.5 million. These results include losses from special items consisting of $21.6 million of unrealized losses on derivative financial instruments, $14.2 million for the impact of recording previously acquired assets at fair value, $2.3 million of restructuring and other charges, $2.3 million of sponsor management fees, and $1.1 million of stock-based compensation expense.

During the third quarter of 2007, Aleris also recorded the preliminary results of an independent appraisal of the tangible and intangible long-lived assets required as a result of TPG’s acquisition of Aleris in December 2006. Based on those preliminary results, the Company recorded amortization expense of approximately $28.2 million in the third quarter of 2007 within selling, general and administrative expense. Additionally, third quarter 2007 income taxes included a $31.6 million one-time benefit resulting from a decrease in the German statutory rate for corporate income and trade taxes.

For the third quarter of 2006, Aleris reported revenues of $1.4 billion, segment income of $76.8 million, and a net loss of $24.2 million. These results included a $53.7 million loss on the early extinguishment of debt, $30.9 million for the impact of recording previously acquired assets at fair value, $24.3 million of unrealized losses on derivative financial instruments, $2.6 million of restructuring and other charges, and $2.6 million of stock-based compensation expense partially offset by $9.8 million of gains on derivative financial instruments used to hedge a portion of the purchase price paid for Corus Aluminum.

EBITDA, excluding special items, totaled $127.5 million in the third quarter of 2007 compared with $123.0 million in the same period last year. Results were driven primarily by the acquired operations of Corus Aluminum, which were included in our consolidated results for only two months of the 2006 third quarter, and ongoing companywide productivity initiatives, partially offset by lower sales volumes in the Company’s North American rolled products and zinc businesses.

Free cash flow for the third quarter of 2007 was $102.4 million compared to $87.1 million in the third quarter of 2006 as a result of our continuous focus on working capital management.

Commenting on Aleris’s third quarter results, Steven J. Demetriou, Chairman and Chief Executive Officer, said, “We are pleased with the performance of the controllable elements of our business, driven by the step-change productivity improvements across all areas of the Company. This was essential in partially offsetting the significant volume reductions in our North American rolled products and zinc businesses, primarily associated with the construction and transportation end-uses.

“Our various integration activities are yielding strong results. We are on track to achieve the $65 million of acquisition synergies associated with the Corus Aluminum acquisition, which is more than double the original estimate. Also, since completing the Wabash acquisition two months ago, we have begun executing several initiatives, including plant closures and back office integration. Estimated annual synergies from the Wabash acquisition are expected to be $30 million over 12 to 18 months. In addition, we are achieving significant companywide productivity benefits associated with Six Sigma, Rapid Transformation, metal recovery, and energy efficiency programs.”

Year-to-date 2007 Operating Results

Aleris reported revenues of $4.9 billion, segment income of $140.0 million, and a net loss of $14.7 million in the first nine months of 2007. The results were significantly impacted by unfavorable special items including $100.4 million for the impact of recording previously acquired assets at fair value, $11.2 million of restructuring and other charges, $6.9 million of sponsor management fees, and $2.9 million of stock-based compensation expense, partially offset by unrealized gains of $26.0 million on derivative financial instruments. In addition, the 2007 results include amortization expense of $34.8 million, an increase of $32.9 million over the comparable period of 2006.

In the first nine months of 2006, Aleris reported revenues of $3.3 billion, segment income of $254.2 million, and net income of $59.4 million. The 2006 results included a $53.7 million loss on the early extinguishment of debt, $32.5 million for the impact of recording previously acquired assets at fair value, $7.1 million for unrealized losses on derivative financial instruments, $7.1 million of stock-based compensation expense, and $2.3 million of restructuring and other charges, partially offset by $9.8 million of gains on derivative financial instruments used to hedge a portion of the purchase price paid to acquire Corus Aluminum.

EBITDA, excluding special items, of $349.8 million for the first nine months of 2007 represents a 15% increase compared with $304.1 million for the first nine months of 2006. The increase was primarily driven by the Corus Aluminum acquisition and companywide productivity and synergy initiatives, partially offset by lower sales volumes at the North American rolled products and zinc businesses. Free cash flow for the first nine months of 2007 was $277.5 million compared with $163.6 million for the first nine months of 2006 and benefited from the Company’s focus on reducing working capital.

Global Rolled and Extruded Products

Global Rolled and Extruded Products shipments totaled 596 million pounds in the third quarter of 2007. This compares with shipments of 505 million pounds for the third quarter of 2006, with the increase driven by the Corus Aluminum and EKCO Products acquisitions. Excluding these acquisitions, shipments were down approximately 9% compared with the 2006 third quarter, due to continued weakness in North America. Shipments for the former Corus Aluminum were 319 million pounds for the third quarter of 2007 compared with shipments of 216 million pounds in August and September of 2006 and continued to benefit from strong economic growth in aerospace and automotive applications. The former EKCO Products business, acquired during the second quarter, contributed a net 15 million pounds to the total shipments in the third quarter.

Global Rolled and Extruded Products segment income was $41.7 million in the third quarter of 2007, compared with segment income of $40.4 million in the prior-year period. Excluding the impact of $13.3 million of purchase accounting adjustments (recording previously acquired assets at fair value) which are recorded at the segment level, segment income in the third quarter of 2007 was $55.0 million, compared with $71.3 million in the prior-year third quarter, after adjusting for $30.9 million of purchase accounting adjustments in 2006. The Corus Aluminum acquisition and productivity initiatives improved segment income, but were more than offset by reduced volumes in the U.S. and approximately $16.4 million of incremental amortization expense associated with the preliminary adjustments to record acquired intangible assets.

Material margins, on a pro forma basis including the Corus Aluminum and EKCO Products acquisitions, of $0.64 per pound in the third quarter of 2007 increased from $0.61 per pound in the third quarter of 2006 due to more favorable metal price lag. Cash conversion costs of $0.40 per pound increased from $0.39 per pound in the third quarter of 2006 as underlying productivity improvements were more than offset by the unfavorable impact of the stronger euro and lower volumes.

Global Rolled and Extruded Products shipments totaled 1.7 billion pounds in the first nine months of 2007 compared with 1.1 billion pounds in the first nine months of 2006. The increase was primarily driven by the Corus Aluminum acquisition, which contributed 967 million pounds in 2007 and 216 million pounds in 2006. Excluding the Corus Aluminum and EKCO Products acquisitions, shipments decreased 15% in the first nine months of 2007 compared with the first nine months of 2006.

The segment’s income was $80.0 million and $135.2 million in the first nine months of 2007 and 2006, respectively. However, year-to-date 2007 and 2006 segment income includes $85.4 million and $32.5 million of unfavorable purchase accounting adjustments, respectively. After adjusting for purchase accounting, year-to-date segment income for 2007 would be $165.4 million compared with segment income of $167.7 million in the first nine months of 2006. The decrease reflects the lower volumes in North America as well as $21.7 million of incremental amortization expense associated with the preliminary adjustments to record acquired intangible assets, partially offset by the incremental segment income generated by the acquired operations of Corus Aluminum and benefits from productivity improvements.

Year-to-date pro forma material margins improved to $0.64 per pound in 2007 from $0.62 per pound in 2006, while cash conversion costs increased by $0.02 per pound in 2007 to $0.39 per pound as the stronger euro and reduced volumes more than offset productivity improvements.

Global Recycling

Global Recycling shipments of 821 million pounds in the third quarter of 2007 were up 6% compared with the 776 million pounds shipped in the year-earlier quarter. The increase was driven by the acquired operations of Wabash Alloys which contributed 42 million pounds since their acquisition. Excluding the acquired operations of Wabash Alloys, shipments in the third quarter of 2007 were consistent with those of the prior year quarter as increased European demand was offset by reduced demand in the North American specification alloy business. Segment income was $9.0 million in the third quarter of 2007 compared with $22.2 million in the third quarter of 2006. The decrease in segment income was driven by lower scrap spreads in North America and $6.9 million of incremental amortization expense associated with the preliminary adjustments to record acquired intangible assets, partially offset by volume increases, primarily in Europe, and productivity improvements overall. The acquired operations of Wabash Alloys incurred a segment loss of $0.6 million, including $1.4 million of purchase accounting adjustments related to acquired inventories.

For the first nine months of 2007, shipments increased to 2.4 billion pounds from 2.3 billion pounds in 2006, primarily driven by a 65 million pound increase in Europe and the acquisition of Wabash Alloys. Segment income for the first nine months of 2007 was $49.9 million compared with $69.8 million for the year-earlier period. Excluding purchase accounting adjustments of $3.8 million, segment income of $53.7 million was $16.1 million less than the prior year’s first nine months, driven by less favorable scrap spreads in the specification alloy business and $6.9 million of incremental amortization expense.

Global Zinc

Global Zinc reported third quarter 2007 volume of 87 million pounds, a decrease of 12% from 99 million pounds in the third quarter of 2006. Segment income of $3.6 million for the third quarter of

2007 compared with $14.2 million of segment income for the third quarter of 2006. The decrease in segment income from the prior-year period was due to lower volume caused by lower demand by tire and rubber customers, lower margins from trading activities, higher material costs and approximately $4.0 million of incremental amortization expense.

Year-to-date shipments for the segment totaled 264 million pounds in 2007 compared with 315 million pounds in 2006. Year-to-date segment income of $10.1 million in 2007 compared with $49.2 million in the prior-year period. The decrease in segment income was driven primarily by a purchase accounting adjustment of $11.2 million, lower volume, less favorable scrap spreads, an unfavorable metal price lag resulting from the first quarter 2007 liquidation of inventory acquired at historically high fourth quarter 2006 prices, and $4.0 million of incremental amortization expense.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense (G&A), other income/expense, certain realized gains and losses on derivative financial instruments resulting from the centralization of our risk management functions, and interest expense. In addition, in order to simplify the understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market accounting for derivative financial instruments. In the third quarter of 2007, Aleris’s results included $21.6 million of unrealized losses on derivative financial instruments, $2.3 million of sponsor management fees, $2.3 million of restructuring and other charges, and $1.1 million of charges for non-cash stock-based compensation.

Corporate G&A increased to $20.5 million in the third quarter of 2007 from $18.9 million in the same period of 2006 as the addition of sponsor management fees and increased operating costs at the Company’s European headquarters were only partially offset by lower incentive and stock-based compensation expense. Year-to-date Corporate G&A increased by $5.5 million for the same reasons.

Interest expense for the third quarter of 2007 increased to $58.3 million from $26.6 million in the third quarter of 2006 due to higher borrowings associated with the refinancing to fund the acquisition of Corus Aluminum in August 2006, the refinancing to fund TPG’s acquisition of Aleris in December 2006, and the additional indebtedness incurred to fund the acquisition of Wabash Alloys in September 2007. For the first nine months of 2007, interest expense increased to $168.8 million from $54.3 million in the same period of 2006.

For the nine months ended September 30, 2007, the Company’s effective tax (benefit) rate was (78.4)% compared with 36.8% in the comparable period of 2006. The 2007 effective rate benefited from the new tax rules in Germany and our financing structure in Europe. Cash taxes are expected to total approximately $25.0 million for 2007.

Capital expenditures were $43.3 million for the third quarter of 2007, compared with $27.7 million for the previous year’s third quarter. Year-to-date capital expenditures were $135.5 million compared with $53.5 million in the first nine months of 2006. The increase is primarily attributable to the Corus Aluminum acquisition which accounted for $98.3 million of capital expenditures in the first nine months of 2007.

Conference Call and Webcast Information

Aleris will hold a conference call November 9, 2007 at 11 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-901-5241 or 617-786-2963 and referencing passcode 37733695 at least 10 minutes prior to the presentation, which will begin promptly at 11 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 78440558 beginning at 1:00 pm Eastern time, November 9, 2007 until 11:59 p.m. Eastern time, November 23, 2007.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company has 55 production facilities in North America, Europe, South America and Asia, and has approximately 9,100 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2007 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2007; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and quarterly report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, particularly the sections entitled “Risk Factors” contained therein.

Contacts:	Michael D. Friday	Joseph M. Mallak
	Aleris International, Inc.	Aleris International, Inc.
	Phone # 216-910-3503	Phone # 216-910-3455

Aleris International, Inc.

Consolidated Statement of Operations

(unaudited)

(in millions)

	For three months ended September 30,		For nine months ended September 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Revenues	$1,664.3	$1,395.0	$4,879.5	$3,255.4
Cost of sales	1,575.8	1,289.6	4,603.7	2,933.6

Gross profit	88.5	105.4	275.8	321.8
Selling, general and administrative expense	83.8	54.2	204.1	114.2
Restructuring and other charges	2.3	2.6	11.2	2.3
(Gains) losses on derivative financial instruments	(12.4)	10.7	(47.7)	5.5

Operating income	14.8	37.9	108.2	199.8
Interest expense	58.3	26.6	168.8	54.3
Interest income	(3.4)	(0.9)	(5.6)	(1.5)
Other expense, net	0.8	50.9	8.1	52.0

(Loss) income before provision for income taxes and minority interests	(40.9)	(38.7)	(63.1)	95.0
(Benefit from) provision for income taxes	(44.6)	(14.7)	(49.0)	35.0

Income (loss) before minority interests	3.7	(24.0)	(14.1)	60.0
Minority interests, net of provision for income taxes	0.2	0.2	0.6	0.6

Net income (loss)	$3.5	$(24.2)	$(14.7)	$59.4

Aleris International, Inc.

(unaudited)

(in millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Supplemental information:
Depreciation and amortization	$72.0	$31.7	$154.3	$63.4
Capital expenditures	43.3	27.7	135.5	53.5

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	596.0	505.4	1,727.7	1,070.9
Global recycling	820.8	776.0	2,433.8	2,321.0
Global zinc	86.9	98.9	263.5	314.9

Revenues:
Global rolled and extruded products	$1,146.3	$877.6	$3,299.8	$1,767.9
Global recycling	425.1	375.7	1,267.1	1,110.3
Global zinc	133.0	148.8	423.6	397.4
Intersegment eliminations	(40.1)	(7.1)	(111.0)	(20.2)

	$1,664.3	$1,395.0	$4,879.5	$3,255.4

Segment income:
Global rolled and extruded products	$41.7	$40.4	$80.0	$135.2
Global recycling	9.0	22.2	49.9	69.8
Global zinc	3.6	14.2	10.1	49.2

	$54.3	$76.8	$140.0	$254.2
Corporate general and administrative expense	$(20.5)	$(18.9)	$(57.6)	$(52.1)
Restructuring and other charges	(2.3)	(2.6)	(11.2)	(2.3)
Unrealized (losses) gains from derivative financial instruments	(21.6)	(24.3)	26.0	(7.1)
Interest expense	(58.3)	(26.6)	(168.8)	(54.3)
Interest and other income (expense), net	7.5	(43.1)	8.5	(43.4)

(Loss) income before income taxes and minority interests	$(40.9)	$(38.7)	$(63.1)	$95.0

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$124.5	$126.1
Accounts receivable, net	896.1	692.5
Inventories	946.0	1,023.6
Deferred income taxes	34.6	34.6
Derivative financial instruments	55.9	77.5
Other current assets	45.9	38.9

Total Current Assets	2,103.0	1,993.2
Property, plant and equipment, net	1,388.0	1,223.1
Goodwill	1,345.4	1,362.4
Intangible assets, net	375.2	84.1
Other assets	164.7	145.6

TOTAL ASSETS	$5,376.3	$4,808.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$721.4	$554.3
Accrued liabilities	268.9	338.7
Deferred income taxes	33.9	37.7
Current maturities of long-term debt	18.6	20.5

Total Current Liabilities	1,042.8	951.2
Deferred income taxes	256.3	141.2
Long-term debt	2,869.4	2,567.5
Other long-term liabilities	324.1	303.1
Stockholder’s equity	883.7	845.4

TOTAL LIABILITIES AND EQUITY	$5,376.3	$4,808.4

Aleris International, Inc.

Reconciliation of (Loss) Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA, Excluding Special Items (1)

(unaudited)

(in millions)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Net income (loss)	$3.5	$(24.2)	$(14.7)	$59.4
Interest expense, net	54.9	25.7	163.2	52.8
Income taxes	(44.6)	(14.7)	(49.0)	35.0
Minority interests	0.2	0.2	0.6	0.6
Depreciation and amortization	72.0	31.7	154.3	63.4

EBITDA	86.0	18.7	254.4	211.2
Unrealized losses (gains) on derivative financial instruments	21.6	24.3	(26.0)	7.1
Restructuring and other charges	2.3	2.6	11.2	2.3
Impact of recording acquired assets at fair value	14.2	30.9	100.4	32.5
Sponsor management fee	2.3	—	6.9	—
Stock-based compensation expense	1.1	2.6	2.9	7.1
Loss on early extinguishment of debt	—	53.7	—	53.7
Realized hedge gain—Corus Aluminum acquisition	—	(9.8)	—	(9.8)

EBITDA, excluding special items	$127.5	$123.0	$349.8	$304.1

(1)	See note 2 on page 2.

Aleris International, Inc.

Reconciliation of Free Cash Flow to Net Income (Loss) and

Cash Provided by Operating Activities

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Free cash flow	$102.4	$87.1	$277.5	$163.6
Increase in accounts receivable, net	75.9	246.1	203.6	411.8
Increase (decrease) in inventories	9.4	425.8	(77.6)	469.6
Impact of recording acquired inventory at fair value	—	—	58.4	—
Increase in accounts payable	(48.5)	(213.9)	(167.1)	(344.6)
Less purchased working capital	(55.0)	(449.8)	(80.5)	(449.8)
Capital expenditures	43.3	27.7	135.5	53.5

EBITDA, excluding special items	127.5	123.0	349.8	304.1
Unrealized (losses) gains on derivative financial instruments	(21.6)	(24.3)	26.0	(7.1)
Loss on early extinguishment of debt	—	(53.7)	—	(53.7)
Realized hedge gain-Corus Aluminum acquisition	—	9.8	—	9.8
Restructuring and other charges	(2.3)	(2.6)	(11.2)	(2.3)
Impact of recording acquired assets at fair value	(14.2)	(30.9)	(100.4)	(32.5)
Sponsor management fee	(2.3)	—	(6.9)	—
Stock-based compensation expense	(1.1)	(2.6)	(2.9)	(7.1)

EBITDA	86.0	18.7	254.4	211.2
Interest expense, net	(54.9)	(25.7)	(163.2)	(52.8)
Benefit from (provision for) income taxes	44.6	14.7	49.0	(35.0)
Depreciation and amortization	(72.0)	(31.7)	(154.3)	(63.4)
Minority interest, net of provision for income taxes	(0.2)	(0.2)	(0.6)	(0.6)

Net income (loss)	$3.5	$(24.2)	$(14.7)	$59.4
Depreciation and amortization	72.0	31.7	154.3	63.4
Benefit from deferred income taxes	(44.5)	(15.9)	(50.3)	(2.9)
Excess income tax benefits from exercise of stock options	—	(0.6)	—	(3.6)
Restructuring and other charges:
Charges	2.3	2.6	11.2	2.3
Payments	(2.7)	(2.2)	(11.9)	(5.9)
Non-cash loss on early extinguishment of debt	—	16.4	—	16.4
Stock-based compensation expense	1.1	2.6	2.9	7.1
Unrealized losses (gains) on derivative financial instruments	21.6	24.3	(26.0)	7.1
Non-cash charges related to step-up in carrying value of inventory	1.6	—	57.2	—
Other non-cash charges	2.7	—	8.1	3.7
Net change in operating assets and liabilities	36.8	49.5	64.2	3.8

Cash provided by operating activities	$94.4	$84.2	$195.0	$150.8

Aleris International, Inc.

Reconciliation of Pro Forma Net Loss to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and Pro Forma Adjusted EBITDA (1)(2)

(unaudited)

(in millions)

For the twelve months ended September 30, 2007
Net loss (3)	$(46.3)
Interest expense, net	230.2
Income taxes	(18.4)
Minority interests	0.1
Depreciation and amortization	216.3

EBITDA	381.9
Unrealized (gains) losses on derivative financial instruments	(61.7)
Restructuring and other charges	51.7
Impact of recording acquired assets at fair value	113.4
Sponsor management fee	9.1
Stock-based compensation expense	6.5
Sale of Carson, CA property	(13.8)
Loss on early extinguishment of debt	0.7
Estimated synergies—Corus Aluminum	27.0
Estimated synergies—Wabash Alloys	11.0
Estimated synergies—EKCO Products	2.0

Pro forma adjusted EBITDA	$527.8

1.	See note 2 on page 2.

2.	Represents unaudited pro forma financial information for the 12 months ended September 30, 2007 and presents the Company’s combined results of operations as if the acquisitions of EKCO Products and Wabash Alloys and, the Acquisition had occurred on October 1, 2006. Term Loan EBITDA excludes a reported one-time gain related to the sale of the Carson, California rolling mill and the reported loss on the early extinguishment of debt but includes the expected synergy savings from the Corus Aluminum and EKCO Products acquisitions as well as a portion of the expected synergies from the Wabash Alloys acquisition as permitted by the Company’s Term Loan Agreement. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the acquisitions of EKCO Products and Wabash Alloys and the Acquisition been made at the beginning of the period presented or the future results of combined operations.

3.	Pro forma net loss of $46.3 million consists of Aleris’s historical net loss of $3.8 million, Wabash Alloys’ historical net income of $7.8 million, EKCO Products’ historical net income of $1.4 million, and pro forma adjustments of ($51.7) million. The net income of Wabash Alloys and EKCO Products are estimates and are based on estimated financial information provided by the management of Wabash Alloys and EKCO Products.